EXHIBIT 21.1

LIST OF SUBISIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of active subsidiaries directly or indirectly owned by each subsidiary as of March 31, 2009.

% Ownership	U.S.	Non-U.S.

Emir Oil, LLP, Kazakhstan	100%	--	-